NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades (508) 947-4343

MAYFLOWER BANCORP REPORTS SECOND QUARTER RESULTS

           (Middleboro, MA), October 22, 2013 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR), the holding company for Mayflower Bank, today reported a net loss of $21,000 or $0.01 per share for the quarter ended September 30, 2013, compared to earnings of $375,000 or $0.18 per share for the quarter ended September 30, 2012.  Diluted results per share were $(0.01) and $0.18, respectively.

For the six months ended September 30, 2013, net income was $73,000 or $0.04 per share, compared to earnings of $764,000 or $0.37 per share for the six months ended September 30, 2012.  On a diluted per share basis, earnings for the six months were $0.04 and $0.37, respectively.

The Company previously announced that its Board of Directors declared a quarterly cash dividend of $0.06 per share to be payable on October 18, 2013 to shareholders of record as of October 4, 2013.

On May 14, 2013, the Company announced the signing of a definitive agreement under which Independent Bank Corp. will acquire Mayflower Bancorp, Inc.; and Rockland Trust Company, the subsidiary of Independent Bank Corp., will acquire Mayflower Bank (collectively, the “Merger”). The Merger is intended to qualify as a tax-free reorganization for Mayflower Bancorp, Inc. shareholders for federal income tax purposes. Shareholders will be able to elect to receive either $17.50 in cash or 0.565 shares of Independent Bank Corp. common stock in exchange for their shares, subject to proration and allocation so that 70% of shares are exchanged for Independent Bank Corp. stock and the remaining 30% exchanged for cash.

Net interest income was $1,763,000 for the quarter ended September 30, 2013, compared to $2,008,000 for the quarter ended September 30, 2012.  The net interest margin decreased, from 3.45% for the quarter ended September 30, 2012 to 3.05% for the quarter ended September 30, 2013.  Average interest-earning assets decreased from $232.6 million for the quarter ended September 30, 2012 to $231.2 million for the quarter ended September 30, 2013 and average interest-bearing liabilities declined from $226.6 million at September 30, 2012 to $223.4 million at September 30, 2013.

Non-interest income decreased by $305,000 for the quarter ended September 30, 2013 as compared to the quarter ended September 30, 2012.  This decrease was partially due to a decrease of $241,000 in gains/losses realized upon the sale of residential mortgage loans to the secondary mortgage market. Also, during the quarter, gains on sales of investments decreased by $69,000, other income decreased by $6,000, and customer service fees decreased by $7,000 due to reduced return check fees collected.  These decreases were offset by an increase of $11,000 in loan origination and other loan fees and by an increase of $7,000 in interchange income.

Total non-interest expense increased by $110,000 for the quarter ended September 30, 2013.  This increase was primarily the result of merger related expenses totaling $295,000.  Additionally, compensation and fringe benefits increased by $22,000 due to increased benefit costs and the FDIC assessment expense increased by $4,000.  These increases were partially offset by a decrease of $210,000 in other expenses, due to the elimination of various ongoing operating costs as a result of the pending merger, and occupancy and equipment expense decreased by $1,000.

There was no provision for loan losses for the quarter ended September 30, 2013, as compared to $20,000 for the quarter ended September 30, 2012.  In determining the appropriate level for the allowance for loan losses, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

For the six months ended September 30, 2013, net interest income was $3.7 million, a decrease of $404,000 compared to the six months ended September 30, 2012.  This can be attributed to a decrease in the Company’s net interest margin, which declined from 3.49% for the six months ended September 30, 2012 to 3.13% for six months ended September 30, 2013.  Average interest earning assets for the six months ended September 30, 2013 were $235.3 million as compared to $234.0 million for the six months ended September 30, 2012 and average interest bearing liabilities were $227.8 million at September 30, 2013, compared to $228.6 million at September 30, 2012.

Non-interest income decreased by $376,000 for the six months ended September 30, 2013 as compared to the six months ended September 30, 2012.  This decrease was due to a reduction of $275,000 in gains/losses on sales of residential mortgage loans to the secondary market, coupled with a decrease of $117,000 in gains realized upon the on sale of investments.  Additionally, customer service fees decreased by $25,000, due to a reduction in return check fees collected.  These decreases were offset by an increase of $31,000 in loan origination and other loan fees and $15,000 in interchange income on debit card transactions.  Finally, other income decreased by $5,000.

Total non-interest expense increased by $293,000 for the six months ended September 30, 2013.  This increase was primarily the result of merger related expenses totaling $449,000.  Additionally, compensation and fringe benefits increased by $41,000 due to increased benefit costs and the FDIC assessment expense increased by $6,000.  Other expenses decreased by $194,000 as a result of the elimination of various ongoing operating costs as a result of the pending merger and occupancy and equipment expense decreased by $9,000.

There was no provision for loan losses for the six-month period ended September 30, 2013, compared to $30,000 for the six months ended September 30, 2012.  The allowance for loan loss as a percentage for net loans was 0.94% at September 30, 2013, compared to 0.87% at March 31, 2013.

Since March 31, 2013, total assets of the Company have decreased by $17.2 million, ending at $244.1 million as of September 30, 2013.  During the period, total investment securities decreased by $15.0 million while net loans receivable decreased by $9.9 million.  These decreases were offset by an increase of $8.5 million in cash and cash equivalents.

During the six months ended September 30, 2013, total deposits decreased by $16.5 million.  This decrease was comprised of a reduction of $6.5 million in certificates of deposit, coupled with a decrease of $10.0 million in checking and savings accounts.  Advances and borrowings outstanding remained constant at $1.0 million.

As of September 30, 2013, non-performing assets totaled $1.4 million, compared to $584,000 at March 31, 2013.  The increase from March 31, 2013 is the result of an increase of $672,000 in non-performing loans, coupled with an increase of $134,000 in real estate acquired by foreclosure.  The allowance for loan losses as a percentage of non-performing loans was 108.5% at September 30, 2013, compared to 271.5% at March 31, 2013.

Total stockholders’ equity stood at $21.9 million at September 30, 2013, compared to $22.6 million at March 31, 2013.  Tier 1 capital to average assets stood at 8.8% at September 30, 2013, compared to 8.6% at March 31, 2013.  The decrease in total equity is partially due to a decrease of $503,000 in the unrealized gain (net of tax) on securities available for sale and dividends declared of $0.18 per share, totaling $372,000.  Offsetting these decreases was net income for the period of $73,000, proceeds from the issuance of common stock totaling $77,000, and stock based compensation credits totaling $15,000.

Mayflower Bancorp, Inc. is the holding company for Mayflower Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its main office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham, Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

Additional Information:
In connection with the Merger, Independent has filed with the SEC a Registration Statement on Form S-4 that includes a Proxy Statement of Mayflower Bancorp, Inc. and a Prospectus of Independent, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the Merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. You may obtain a free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Independent and Mayflower, at the SEC’s Internet site (http://www.sec.gov). You also may obtain these documents for Independent, free of charge, at www.RocklandTrust.com under the tab “Investor Relations” and then under the heading “SEC Filings.” Copies of the Proxy Statement/Prospectus and the SEC filings that are incorporated by reference in the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Investor Relations, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370, (781) 982-6858.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS	September 30,	March 31,
	2013	2013
ASSETS	(unaudited)	(audited)
Cash and cash equivalents:	(In Thousands)
Cash and due from banks	$3,485	$3,492
Interest-bearing deposits in banks	17,406	8,931
Total cash and cash equivalents	20,891	12,423
Investment securities:
Securities available-for-sale, at fair value	39,784	48,248
Securities held-to-maturity (fair value of $39,589 and $47,052, respectively	39,412	45,952
Total investment securities	79,196	94,200
Loans receivable, net	129,437	139,321
Accrued interest receivable	673	781
Real estate held for investment	595	606
Real estate acquired by foreclosure	273	139
Premises and equipment, net	10,268	10,489
Deposits with The Co-operative Central Bank	449	449
Stock in Federal Home Loan Bank of Boston, at cost	1,252	1,252
Refundable income taxes	127	447
Deferred income taxes	216	--
Other assets	739	1,237
Total assets	$244,116	$261,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$219,136	$235,683
Advances and borrowings	1,000	1,000
Advances from borrowers for taxes and insurance	717	772
Deferred income taxes	--	92
Accrued expenses and other liabilities	1,347	1,171
Total liabilities	222,200	238,718

STOCKHOLDERS' EQUITY
Preferred stock $1.00 par value; authorized 5,000,000 shares;
issued - none	--	--
Common stock $1.00 par value; authorized 15,000,000 shares;
issued 2,065,999 at September 30, 2013 and 2,058,422 at March 31, 2013	2,066	2,058
Additional paid-in capital	4,467	4,383
Retained earnings	15,336	15,635
Accumulated other comprehensive income	47	550
Total stockholders' equity	21,916	22,626
Total liabilities and stockholders' equity	$244,116	$261,344

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Unaudited	Three months ended September 30,		Six months ended September 30,
	2013	2012	2013	2012
	(In Thousands, Except Per Share Data)
Interest income:
Loans receivable	$1,568	$1,738	$3,255	$3,518
Securities held-to-maturity	196	275	432	568
Securities available-for-sale	189	259	393	547
Interest-bearing deposits in banks	6	5	11	11
Total interest income	1,959	2,277	4,091	4,644

Interest expense:
Deposits	184	257	384	533
Borrowed funds	12	12	23	23
Total interest expense	196	269	407	556

Net interest income	1,763	2,008	3,684	4,088

Provision for loan losses	--	20	--	30
Net interest income after provision for loan losses	1,763	1,988	3,684	4,058

Noninterest income:
Loan origination and other loan fees	52	41	91	60
Customer service fees	138	145	274	299
Gain (loss) on sales of mortgage loans	(25)	216	102	377
Gain on sales of investment securities	1	70	2	119
Interchange income	70	63	139	124
Other	26	32	54	59
Total noninterest income	262	567	662	1,038

Noninterest expense:
Compensation and fringe benefits	1,104	1,082	2,224	2,183
Occupancy and equipment	246	247	513	522
FDIC assessment	39	35	75	69
Merger expenses	295	--	449	--
Other	401	611	973	1,167
Total noninterest expense	2,085	1,975	4,234	3,941

Income (loss) before income taxes	(60)	580	112	1,155
Provision for income taxes	(39)	205	39	391
Net income (loss)	$(21)	$375	$73	$764

Earnings (loss) per share (basic)	$(0.01)	$0.18	$0.04	$0.37
Earnings (loss) per share (diluted)	$(0.01)	$0.18	$0.04	$0.37

Weighted average basic shares outstanding	2,063	2,059	2,057	2,060
Diluted effect of outstanding stock options	20	7	10	6
Weighted average diluted shares outstanding	2,083	2,066	2,067	2,066

Mayflower Bancorp, Inc. and Subsidiary
Selected Financial Ratios
(Dollars in thousands, except per share information)

	Three months ended September 30,		Six months ended September 30,
	2013	2012	2013	2012
Key Performance Ratios
Dividends paid per share	$0.06	$0.06	$0.12	$0.12
Annualized return on average assets	-0.03%	0.60%	0.06%	0.61%
Annualized return on average equity	-0.38%	6.71%	0.66%	6.89%
Net interest spread	3.04%	3.45%	3.12%	3.48%
Net interest margin	3.05%	3.45%	3.13%	3.49%

Asset Quality
	September 30,	March 31,	September 30,
Loans past due over 90 days	2013	2013	2012
Residential mortgages	$--	$--	$--
Home equity loans and lines of credit	213	147	30
Commercial and construction mortgages	874	--	--
Commercial and consumer loans	--	--	93
	$1,087	$147	$123

Non-performing assets
Non-accrual loans	$1,117	$445	$123
Real estate acquired by foreclosure	273	139	314
	$1,390	$584	$437

Allowance for loan losses	$1,212	$1,208	$1,194

Asset Quality Ratios
Allowance for loan losses/net loans	0.94%	0.87%	0.89%
Allowance for loan losses/non-performing loans	108.50%	271.46%	970.73%

Non-performing loans/net loans	0.86%	0.32%	0.09%
Non-performing loans/total assets	0.46%	0.17%	0.05%

Non-performing assets/net loans	1.07%	0.42%	0.33%
Non-performing assets/total assets	0.57%	0.22%	0.17%

Tier 1 Capital to average assets	8.84%	8.60%	8.62%
Tier 1 Capital to risk weighted assets	17.76%	16.66%	16.66%
Book Value per Share	$10.61	$10.99	$10.94